EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
APRIL 12, 2013		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2013 FIRST QUARTER EARNINGS RESULTS

First Quarter 2013 Results:

For the quarter ended March 31, 2013, net income for Ames National Corporation (the Company) increased 1.2% and totaled $3,586,000, or $0.39 per share, compared to $3,543,000, or $0.38 per share in 2012.  Net income increased primarily due to higher loan interest income and lower deposit interest expense, offset in part by higher noninterest expenses and lower investment interest income.

The Company’s management continues to be pleased with the results of the acquisition of the Garner and Klemme, Iowa offices by Reliance State Bank (the “Acquisition”) on April 27, 2012.  Reliance State Bank’s (RSB’s) net income for the quarter ended March 31, 2013 was $516,000, as compared to $318,000 for the quarter ended March 31, 2012.  The Acquisition contributed to increases in net interest income; noninterest income, excluding securities gains; and noninterest expense.

First quarter net interest income totaled $8,085,000, an increase of $372,000, or 4.8%, compared to the same quarter a year ago, primarily due to the Acquisition.  However, the Company’s net interest margin was 3.13% for the quarter ended March 31, 2013, a decrease from 3.41% for the quarter ended March 31, 2012.  The decrease can be attributed to lower market yields on interest earning assets which have matured and repriced, offset in part by lower rates on interest bearing liabilities in 2013 as compared to 2012.

A provision for loan losses of $14,000 was recognized in the first quarter of 2013 as compared to $51,000 in the first quarter of 2012.  Net loan charge-offs were $400 for the quarter ended March 31, 2013, while net loan recoveries of $10,000 were received in 2012.

Noninterest income for the first quarter of 2013 totaled $1,843,000 as compared to $1,901,000 for the same period in 2012.  The decrease in noninterest income is primarily due to lower securities gains, offset in part by an increase on gains on the loans held for sale.

Noninterest expense for the first quarter of 2013 totaled $5,119,000 compared to $4,839,000 recorded in 2012.  The increase of 5.8% in noninterest expense was primarily the result of higher salaries and employee benefits, data processing and core deposit intangible amortization, offset in part by decreased other real estate owned costs.  The efficiency ratio for the first quarter of 2013 was 51.56%, compared to 50.34% in 2012.

Balance Sheet Review:

As of March 31, 2013, total assets were $1,254,530,000, a $159,874,000 increase compared to March 31, 2012.  The increase in assets was mainly a result of the Acquisition and growth in deposits.

Securities available-for-sale as of March 31, 2013 increased to $608,304,000, compared to $525,764,000 as of March 31, 2012.  Cash secured as a result of the Acquisition and deposit growth was invested in state and political subdivision bonds, corporate bonds and U.S. government mortgage-backed securities.

Net loans as of March 31, 2013 increased 14.3% over 2012 ending at $507,834,000 compared to $444,257,000 as of March 31, 2012.  Most of this growth was due to the Acquisition.  The allowance for loan losses on March 31, 2013 totaled $7,786,000, or 1.51% of gross loans, compared to $7,966,000 or 1.76% of gross loans as of March 31, 2012.  The decline in the ratios of the allowance for loan losses to gross loans was primarily due to a purchase accounting adjustment for the acquired loans.  Impaired loans as of March 31, 2013, were $5,965,000, or 1.16% of gross loans, compared to $7,023,000, or 1.55% of gross loans as of March 31, 2012.  The decrease in impaired loans is due primarily to the transfer of repossessed collateral from a borrower to other real estate owned.

Other real estate owned was $9,596,000 as of March 31, 2013, which was $43,000 higher than March 31, 2012, primarily due to transfers from loan receivables offset by sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,034,217,000 on March 31, 2013, a 17.6% increase from the $879,732,000 recorded at March 31, 2012.  This increase is mainly the result of the assumption of deposits as a part of the Acquisition and continued growth in demand, NOW, money market and savings account balances.

The Company’s stockholders’ equity represented 11.6% of total assets as of March 31, 2013 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholders’ equity was $145,772,000 as of March 31, 2013, and $137,114,000 as of March 31, 2012.

Shareholder Information:

Return on average assets was 1.18% for the quarter ended March 31, 2013, compared to 1.33% for the same period in 2012.  Return on average equity was 9.87% for the quarter ended March 31, 2013, compared to the 10.37% in 2012.  The decline in these profitability ratios is primarily attributable to lower market interest rates in 2013 compared to 2012 as new or repricing earning assets are generating less income in relation to higher average assets and equity.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $20.86 on March 31, 2013.   During the first quarter of 2013, the price ranged from $19.92 to $22.91.

On February 13, 2013, the Company declared a quarterly cash dividend on its common stock, payable on May 15, 2013 to stockholders of record as of May 1, 2013, equal to $0.16 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Company is forecasting earnings for the year ending December 31, 2013 in the range of $1.46 to $1.52 per share compared to $1.52 per share earned for the year ended December 31, 2012.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2013 and 2012
(unaudited)

ASSETS	2013	2012

Cash and due from banks	$22,695,730	$21,294,949
Federal funds sold	-	700,000
Interest bearing deposits in financial institutions	76,070,883	70,938,771
Securities available-for-sale	608,303,937	525,763,643
Loans receivable, net	507,833,509	444,257,174
Loans held for sale	1,453,982	1,380,851
Bank premises and equipment, net	12,073,335	11,300,567
Accrued income receivable	7,161,067	6,433,889
Other real estate owned	9,595,828	9,553,325
Core deposit intangible, net	1,229,491	-
Goodwill	5,600,749	-
Other assets	2,511,842	3,033,207

Total assets	$1,254,530,353	$1,094,656,376

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$166,911,150	$138,444,091
NOW accounts	314,063,659	264,137,920
Savings and money market	302,870,203	236,578,147
Time, $100,000 and over	97,819,266	104,103,749
Other time	152,552,623	136,467,623
Total deposits	1,034,216,901	879,731,530

Securities sold under agreements to repurchase	34,722,165	36,084,532
Federal Home Loan Bank advances and other long-term borrowings	32,593,618	34,662,463
Dividend payable	1,489,747	1,396,637
Deferred income taxes	1,039,518	973,612
Accrued expenses and other liabilities	4,696,722	4,693,381
Total liabilities	1,108,758,671	957,542,155

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 shares as of March 31, 2013 and 2012	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	96,256,026	87,710,599
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	10,015,102	9,903,068
Treasury stock, at cost; 122,002 shares at March 31, 2013 and 2012	(2,016,498)	(2,016,498)
Total stockholders' equity	145,771,682	137,114,221

Total liabilities and stockholders' equity	$1,254,530,353	$1,094,656,376

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Interest income:
Loans	$6,158,513	$5,810,757
Securities
Taxable	1,379,962	1,624,644
Tax-exempt	1,728,433	1,650,715
Interest bearing deposits and federal funds sold	109,733	125,253

Total interest income	9,376,641	9,211,369

Interest expense:
Deposits	995,840	1,169,318
Other borrowed funds	295,911	329,498

Total interest expense	1,291,751	1,498,816

Net interest income	8,084,890	7,712,553

Provision for loan losses	13,574	51,293

Net interest income after provision for loan losses	8,071,316	7,661,260

Noninterest income:
Trust services income	487,254	504,772
Service fees	375,825	337,439
Securities gains, net	68,991	307,533
Gain on sale of loans held for sale	355,543	285,039
Merchant and card fees	340,486	296,958
Other noninterest income	214,869	168,847

Total noninterest income	1,842,968	1,900,588

Noninterest expense:
Salaries and employee benefits	3,216,082	2,980,619
Data processing	572,635	509,330
Occupancy expenses	405,724	359,684
FDIC insurance assessments	160,308	154,461
Professional fees	272,455	317,473
Business development	191,351	181,116
Other real estate owned (income) expense, net	(5,181)	98,378
Core deposit intangible amortization	73,773	-
Other operating expenses, net	231,949	237,722

Total noninterest expense	5,119,096	4,838,783

Income before income taxes	4,795,188	4,723,065

Income tax expense	1,209,254	1,179,907

Net income	$3,585,934	$3,543,158

Basic and diluted earnings per share	$0.39	$0.38

Declared dividends per share	$0.16	$0.15